Exhibit 99.1

NEWS RELEASE

Lumen announces issuance of notices to redeem Qwest Corporation Notes

DENVER, Feb. 1, 2021 — Lumen Technologies (NYSE: LUMN) announced today that Qwest Corporation, its indirect, wholly-owned subsidiary (“Qwest”), issued notices to redeem all $235 million outstanding aggregate principal amount of its 7.00% Notes due 2056 (the “Qwest Notes”).

Pursuant to these notices, on Feb. 16, 2021, all $235 million outstanding principal amount of the Qwest Notes will be redeemed at par plus accrued and unpaid interest to, but excluding, the redemption date. Additional information regarding the redemption of the Qwest Notes is available from U.S. Bank National Association.

This press release does not constitute a notice of redemption with respect to the Qwest Notes.

About Lumen Technologies

Lumen is guided by our belief that humanity is at its best when technology advances the way we live and work. With approximately 450,000 route fiber miles and serving customers in more than 60 countries, we deliver the fastest, most secure platform for applications and data to help businesses, government and communities deliver amazing experiences.

Learn more about the Lumen network, edge cloud, security, communication and collaboration solutions and our purpose to further human progress through technology at news.lumen.com, LinkedIn: /lumentechnologies, Twitter: @lumentechco, Facebook: /lumentechnologies, Instagram: @lumentechnologies and YouTube: /lumentechnologies. Lumen and Lumen Technologies are registered trademarks of Lumen Technologies LLC in the United States. Lumen Technologies LLC is a wholly-owned affiliate of Lumen Technologies Inc.

Media Contact:	Investor Contact:

Jeremy Jones	Mark Stoutenberg
Jeremy.Jones@lumen.com	Mark.Stoutenberg@lumen.com

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